                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                            (Amendment No. ______)*

                                  McLeod, Inc.
      ----------------------------------------------------------------
                                (Name of Issuer)

                            Class A Common Stock
      ----------------------------------------------------------------
                        (Title of Class of Securities)

                                  582266 10 2
      ----------------------------------------------------------------
                                 (CUSIP Number)


     Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 582266 10 2
          -----------
      1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Allsop Venture Partners III L.P./42-1297301
                             -------------------------------------------

      2)   Check the Appropriate Row if a Member of a Group (See
           Instructions)

             (a)
                ---------------------------------------------------
             (b)
                ---------------------------------------------------

      3)   SEC Use Only
                       --------------------------------------------

      4)   Citizenship or Place of Organization      Delaware
                                                 --------------------
----------------------------------------------------------------
          Number of Shares    5)   Sole Voting Power         3,888,393
          Beneficially Owned                                 ---------
          By Each Reporting
          Person With         6)   Shared Voting Power               0
                                                             ---------

                              7)   Sole Dispositive Power    3,888,393
                                                             ---------

                              8)   Shared Dispositive Power          0
                                                             ---------
--------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting
        Person  3,888,393
                ----------------------------------------------
--------------------------------------------------------------------
      10)  Check if the Aggregate Amount in Row (9) Excludes Certain
           Shares (See Instructions)             N/A
           ---------------------------------------------------

      11)  Percent of Class Represented by Amount in Row 9      8.4
                                                           --------------

      12)  Type of Reporting Person (See Instructions)          PN
                                                       ------------------
-------------------------------------------------------------------------

CUSIP No. 582266 10 2
          -----------

      1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons MARK Venture Partners L.P./42-1297302
                            ----------------------------------------

      2)   Check the Appropriate Row if a Member of a Group (See
           Instructions)

             (a)
                ---------------------------------------------------
             (b)
                ---------------------------------------------------

      3)   SEC Use Only
                       --------------------------------------------

      4)   Citizenship or Place of Organization      Delaware
                                                 --------------------
----------------------------------------------------------------
          Number of Shares    5)   Sole Voting Power             0
          Beneficially Owned                                 ---------
          By Each Reporting
          Person With         6)   Shared Voting Power       3,888,393
                                                             ---------

                              7)   Sole Dispositive Power        0
                                                             ---------

                              8)   Shared Dispositive Power  3,888,393
                                                             ---------
--------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting
        Person  3,888,393
                ----------------------------------------------
--------------------------------------------------------------------
      10)  Check if the Aggregate Amount in Row (9) Excludes Certain
           Shares (See Instructions)             N/A
           ---------------------------------------------------

      11)  Percent of Class Represented by Amount in Row 9      8.4
                                                           --------------

      12)  Type of Reporting Person (See Instructions)          PN
                                                       ------------------

CUSIP No. 582266 10 2
          -----------

      1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Larry C. Maddox/###-##-####
                            ----------------------------------------

      2)   Check the Appropriate Row if a Member of a Group (See
           Instructions)

             (a)
                ---------------------------------------------------
             (b)
                ---------------------------------------------------

      3)   SEC Use Only
                       --------------------------------------------

      4)   Citizenship or Place of Organization      United States
                                                 --------------------
----------------------------------------------------------------
          Number of Shares    5)   Sole Voting Power             0
          Beneficially Owned                                 ---------
          By Each Reporting
          Person With         6)   Shared Voting Power       3,888,393
                                                             ---------

                              7)   Sole Dispositive Power        0
                                                             ---------

                              8)   Shared Dispositive Power  3,888,393
                                                             ---------
--------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting
        Person  3,888,393
                ----------------------------------------------
--------------------------------------------------------------------
      10)  Check if the Aggregate Amount in Row (9) Excludes Certain
           Shares (See Instructions)             N/A
           ---------------------------------------------------

      11)  Percent of Class Represented by Amount in Row 9      8.4
                                                           --------------

      12)  Type of Reporting Person (See Instructions)          IN
                                                       ------------------
-------------------------------------------------------------------------

CUSIP No. 582266 10 2
          -----------

      1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Robert W. Allsop/###-##-####
                            ----------------------------------------

      2)   Check the Appropriate Row if a Member of a Group (See
           Instructions)

             (a)
                ---------------------------------------------------
             (b)
                ---------------------------------------------------

      3)   SEC Use Only
                       --------------------------------------------

      4)   Citizenship or Place of Organization      United States
                                                 --------------------
----------------------------------------------------------------

          Number of Shares    5)   Sole Voting Power             0
          Beneficially Owned                                 ---------
          By Each Reporting
          Person With         6)   Shared Voting Power       3,888,393
                                                             ---------

                              7)   Sole Dispositive Power        0
                                                             ---------

                              8)   Shared Dispositive Power  3,888,393
                                                             ---------
--------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting
        Person  3,888,393
                ----------------------------------------------
--------------------------------------------------------------------
      10)  Check if the Aggregate Amount in Row (9) Excludes Certain
           Shares (See Instructions)             N/A
           ---------------------------------------------------

      11)  Percent of Class Represented by Amount in Row 9      8.4
                                                           --------------

      12)  Type of Reporting Person (See Instructions)          IN
                                                       ------------------
-------------------------------------------------------------------------

CUSIP No. 582266 10 2
          -----------

      1) Names of Reporting Persons/S.S. or I.R.S. Identification Nos. of Above Persons Paul D. Rhines/###-##-####
                            ----------------------------------------

      2)   Check the Appropriate Row if a Member of a Group (See
           Instructions)

             (a)
                ---------------------------------------------------
             (b)
                ---------------------------------------------------

      3)   SEC Use Only
                       --------------------------------------------

      4)   Citizenship or Place of Organization      United States
                                                 --------------------
----------------------------------------------------------------

          Number of Shares    5)   Sole Voting Power         32,813
          Beneficially Owned                                 ---------
          By Each Reporting
          Person With         6)   Shared Voting Power       3,888,393
                                                             ---------

                              7)   Sole Dispositive Power    32,813
                                                             ---------

                              8)   Shared Dispositive Power  3,888,393
                                                             ---------
--------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting
        Person  3,921,206
                ----------------------------------------------
--------------------------------------------------------------------
      10)  Check if the Aggregate Amount in Row (9) Excludes Certain
           Shares (See Instructions)             N/A
           ---------------------------------------------------

      11)  Percent of Class Represented by Amount in Row 9      8.5
                                                           --------------

      12)  Type of Reporting Person (See Instructions)          IN
                                                       ------------------
-------------------------------------------------------------------------

CUSIP No. 582266 10 2
          -----------

      1)   Names of Reporting Persons/S.S. or I.R.S. Identification Nos.
           of Above Persons   Robert L. Kuk/###-##-####
                            ----------------------------------------

      2)   Check the Appropriate Row if a Member of a Group (See
           Instructions)

             (a)
                ---------------------------------------------------
             (b)
                ---------------------------------------------------

      3)   SEC Use Only
                       --------------------------------------------

      4)   Citizenship or Place of Organization      United States
                                                 --------------------
----------------------------------------------------------------

          Number of Shares    5)   Sole Voting Power            0
          Beneficially Owned                                 ---------
          By Each Reporting
          Person With         6)   Shared Voting Power       3,888,393
                                                             ---------

                              7)   Sole Dispositive Power        0
                                                             ---------

                              8)   Shared Dispositive Power  3,888,393
                                                             ---------
--------------------------------------------------------------------

     9) Aggregate Amount Beneficially Owned by Each Reporting
        Person  3,888,393
                ----------------------------------------------
--------------------------------------------------------------------
      10)  Check if the Aggregate Amount in Row (9) Excludes Certain
           Shares (See Instructions)             N/A
           ---------------------------------------------------

      11)  Percent of Class Represented by Amount in Row 9      8.4
                                                           --------------

      12)  Type of Reporting Person (See Instructions)          IN
                                                       ------------------
-------------------------------------------------------------------------

Item 1(a) Name of Issuer

     McLeod, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices.

     McLeod, Inc.
     221 Third Avenue S.E., Suite 500
     Cedar Rapids, IA 52401

Item 2(a) Name of Person Filing.

     See Item 1 on Cover Pages 2 through 7, inclusive, for the names of each filing person.

Item 2(b) Address of Principal Business Office or, if None, Residence.

     (i) The principal business office of Allsop Venture Partners III L.P., Mark Venture Partners L.P., Robert W. Allsop and Paul D. Rhines is:

                    Corporate Center East, Suite 210
                    2750 First Avenue, N.E.
                    Cedar Rapids, IA 52402


     (ii)   The principal business office of Larry C. Maddox is:

                    6602 West 131st Street
                    Overland Park, KS 66209

     (iii)   The principal business office of Robert L. Kuk is:

                    12400 Olive Boulevard, Suite 307
                    St. Louis, MO 63141


Item 2(c) Citizenship.

     See Item 4 on Cover Pages 2 through 7, inclusive, for the citizenship or place of organization for each filing person.

Item 2(d) title of Class of Securities.

     Class A Common Stock

Item 2(e) CUSIP Number.

     582266 10 2

Item 3.  Filing Status if Filed Pursuant to Rule 13d-1(b) or 13d-2(b).

     Not applicable.

Item 4.  Ownership.

     See Items 9,11, 5, 6, 7 and 8 of the appropriate Cover Page for each filing person for the answers to this Item 4.

Item 5.  Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.  Identification and Classification of Members of the Group.

     Allsop Venture Partners III L.P., a Delaware limited partnership, owns 3,888,393 shares of Class A Common Stock covered by this Schedule 13G. The general partner of this partnership, Mark Venture Partners L.P., a Delaware limited partnership, and the individual general partners of Mark Venture Partners L.P., which are all listed on Cover Pages 4 through 7, inclusive, have filed this single Schedule together pursuant to Rule 13d-1(c) and Rule 13d-1(f). See Items 1 and 4 on Cover Pages 2 through 7, inclusive, for the identity and citizenship or place of organization of each such person. See
Exhibit 1 for their agreement to file this Schedule on behalf of each of them.

Item 9.  Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certification.

     Not applicable.




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                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date  8/27/96                   ALLSOP VENTURE PARTNERS III L.P.
                                BY MARK VENTURE PARTNERS L.P.,
                                Its General Partner

                                By /s/ Robert W. Allsop
                                   ----------------------------
                                       Robert W. Allsop, General
                                       Partner


Date  8/27/96                   MARK VENTURE PARTNERS, L.P.

                                BY /s/ Robert W. Allsop
                                -------------------------------
                                       Robert W. Allsop, General
                                       Partner

Date  8/27/96                      /s/ Larry C. Maddox
                                -------------------------------
                                       Larry C. Maddox

Date  8/27/96                      /s/ Robert W. Allsop
                                -------------------------------
                                       Robert W. Allsop

Date  8/27/96                      /s/ Paul D. Rhines
                                -------------------------------
                                       Paul D. Rhines

Date  8/27/96                      /s/ Robert L. Kuk
                                -------------------------------
                                       Robert L. Kuk




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